NOTICE & PROXY STATEMENT

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R. R. Donnelley & Sons Company

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2006

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

111 South Wacker Drive

Chicago, Illinois 60606-4301

Your vote counts. Please take a moment to read the information and instructions inside.

2006 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Chicago Marriott O’Hare

Grand Ballroom, Salon 4

8535 West Higgins Road

Chicago, Illinois 60631

WHEN

Thursday, May 25, 2006 at

10:00 a.m. Chicago time

WHY

•	To elect four directors for terms expiring at the 2009 Annual Meeting of Stockholders

•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

•	To vote on a stockholder proposal set out in the proxy statement, if such proposal is properly introduced at the meeting

•	To conduct any other business if properly raised

RECORD DATE

The close of business on April 1, 2006

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 9. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on April 1, 2006, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors

Theodore J. Theophilos

Secretary

April 28, 2006

2006 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 28, 2006

This proxy statement is issued by RR Donnelley in connection with the 2006 Annual Meeting of Stockholders scheduled for May 25, 2006. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 28, 2006.

Proposals

Proposal 1: Election of Directors

The company’s Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. Therefore, at the meeting, stockholders will vote to elect four directors of Class 3. In accordance with the terms of the combination agreement between the company and Moore Wallace Incorporated (“Moore Wallace”) dated November 8, 2003 (the “Combination Agreement”), Messrs. Pope and Schipper were appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of the company, Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc. Our nominees for director are:

Directors of Class 3 – Terms expire in 2009

Thomas S. Johnson

Retired chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, GreenPoint Bank, a New York chartered savings bank, 1993 to 2004

Directorships: Alleghany Corporation; North Fork Bancorporation, Inc.;

The Phoenix Companies, Inc.; Federal Home Loan Mortgage Corp. (Freddie Mac)

Age: 65

Director since: 1990

John C. Pope

Chairman of PFI Group, LLC, a private investment company; Chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm, since 1999; chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994 and prior thereto, various positions since 1988

Directorships: CNF, Inc.; Dollar Thrifty Automotive Group, Inc.; Federal-Mogul Corporation; Kraft Foods, Inc.; Waste Management, Inc.

Age: 57

Director since: 1996

Lionel H. Schipper, C.M.

President, Schipper Enterprises Inc., an investment company, and chairman, Fallbrook Holdings Ltd., a private investment firm, since 1981

Directorships: Clairvest Group Inc.; Four Seasons Hotels Inc.; H.O. Financial Ltd.

Age: 73

Director since: 2001

Norman H. Wesley

Chairman and chief executive officer of Fortune Brands, Inc., a manufacturer of consumer products, December 1999 to present; president and chief operating officer of Fortune Brands, Inc., 1999; chairman and chief executive officer of Fortune Brands, Inc. subsidiaries MasterBrand Industries, Inc., a hardware and home improvement company, and ACCO World Corporation, an office product company, 1997 through 1998; president and chief executive officer of ACCO World Corporation, 1990 to 1997

Directorships: Acco Brands; Fortune Brands, Inc.; Pactiv Corporation

Age: 56

Director since: 2001

The board recommends that stockholders vote for each of our nominees. The four persons receiving the greatest number of votes will be elected to serve as directors. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Proposals

Proposal 2: Ratification of Auditors

Proposal 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the company for fiscal year 2006. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2006 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2006 is required to approve the proposal.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2006.

Proposal 3: Stockholder Proposal

We have been notified that William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who has provided certification indicating that, as of December 16, 2005, he was the beneficial owner of 4,350 shares of the company’s common stock and that he intends to maintain such ownership through the date of the 2006 Annual Meeting, expects to introduce and support the following proposal at the 2006 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately 0.002% of the total shares of the company’s common stock outstanding.

3 — Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.

SUPPORTING STATEMENT:

66% Yes-Vote

Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes-vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance, in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness

“D” in CEO Compensation — $13 million.

“F” in Accounting

•	Overall Governance Risk Assessment = High
•	We were allowed to vote on individual directors only once in 3-years — Accountability concern.
•	We had to marshal an impressive 67% shareholder vote to make certain key governance improvements — Entrenchment concern.
•	Cumulative voting was not allowed.
•	Our management was still protected by a poison pill with a 15% trigger.

Additionally:

•	Mr. Pope was the Chairman of our 2-member key Audit Committee and was rated a “problem director” by TCL because he was on the Federal-Mogul board, which filed for Chapter 11 Bankruptcy.
•	The other member of our key Audit Committee had 18-years tenure — Independence concern (See “F” in Accounting above).
•	Two of our directors served on 6 or 7 board each — Over-commitment concern.
•	Two directors had 15 or 18 years tenure each —Independence concern.

The above number of less-than-best practices above reinforce the reason to take one step forward now and adopt annual election of each director.

Analyst Comments

After reviewing our company’s merger and acquisition record, The Corporate Library lowered our company’s strategic decision-making grade on April 27, 2005.

Proposals

A Single Yes-Vote from 200 Million Shares Now Elects a Director for 3-Years

I believe our directors can be complacent under our present system because our typically unopposed directors often need but one vote per director from our 200-plus million voting shares.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:

“In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

“Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 3

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The board has given careful consideration to this proposal, which would require all members of the board to be elected annually. We believe that our current classified board structure, with approximately one-third of the directors standing for election each year for three-year terms, strengthens the ability of directors to act independently on behalf of stockholders and provides stability and continuity, ensuring that, at any given time, there are directors serving on the company’s board who are familiar with the company, its business, and its strategic goals, all of which enhance the ability of the board to develop and execute long-term strategic planning.

The board disagrees with the proponent’s conclusion that classified boards make directors less accountable to stockholders. Every director is required to uphold his or her fiduciary duties to our stockholders and the company, regardless of how often he or she stands for election. In addition, the board believes the quality, integrity and caliber of the individual directors are far more important to a well-functioning board than the term for which they are elected. The board also notes that, since one-third of its members stand for election each year, stockholders have the opportunity annually to withhold votes from directors in order to express any dissatisfaction they may have with the board or the company’s management. Moreover, the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules have put into place structural requirements and responsibilities that demand independence and accountability and the board has implemented measures to foster further such accountability, including the adoption of the Principles of Corporate Governance (that focus on the independence and quality of members of the board and its effective functioning) and regular annual self-evaluations of the board and its committees.

The board believes that a classified board can play an important role in ensuring that the interests of all stockholders are protected in connection with an unsolicited takeover proposal. For example, absent a classified board, a potential acquirer receiving a simple plurality of the votes cast at an annual meeting could replace a majority of the board with its own nominees and thereby gain control of the company at a single meeting without paying a premium to the company’s stockholders. A classified board structure thus encourages a potential acquirer to negotiate with the board on an arm’s length basis and gives the board the time and leverage necessary to negotiate on behalf of our stockholders and consider alternative methods of maximizing stockholder value.

The board is aware that proposals to declassify boards are receiving an increasing level of support from investor groups. Last year, the board, with the assistance of outside corporate governance experts, engaged in a thorough review of all the options and ramifications associated with eliminating or maintaining the classified board, and discussed the various arguments for and against classified boards. Further, as part of its annual evaluation of governance matters, the board will continue to review the classified board structure and monitor developments in corporate governance to ensure that our governance structures provide the best framework for delivering short-term and long-term value to our stockholders. At present, however, the board believes that retention of the company’s existing classified board structure is in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2006 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote for each share of the company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If your shares are registered in your name, or if you hold your shares as a participant in one of the company’s stock funds through an RR Donnelley or Moore Wallace sponsored 401(k) plan, the Dividend Reinvestment Plan, the RR Donnelley Employee Stock Purchase Plan or the Tax Credit Stock Ownership Plan, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in one of the company’s stock funds, the Dividend Reinvestment Plan, the RR Donnelley Employee Stock Purchase Plan or the Tax Credit Stock Ownership Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 1:00 a.m. Central Daylight Time on the date of the 2006 Annual Meeting.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that the New York Stock Exchange has determined are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

•	Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 2006 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Your Proxy Vote

Voting Rules

When voting to elect directors, you have three options:

•	Vote for all nominees;

•	Vote for only some of the nominees; or

•	Withhold authority to vote for all or some of the nominees.

If a quorum is present at the meeting, the persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election. Election of directors is considered a routine matter under the New York Stock Exchange Rules, so there will not be any broker non-votes with respect to this matter.

When voting on any other proposal, you again have three options, but different from those pertaining to the election of directors:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “abstain” from voting on a proposal, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any proposal, but will be counted as entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

If you hold shares in the RR Donnelley 401(k) Stock Fund or the Tax Credit Stock Ownership Plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote those shares against any proposal. If you hold shares through a plan other than in the RR Donnelley 401(k) Stock Fund or the Tax Credit Stock Ownership Plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote your plan shares in the same proportion as shares that were affirmatively voted by other plan participants. The trustee will also vote all shares of company common stock that are not credited to individual participants’ accounts, to the extent permitted by law, in the same proportion as shares that were affirmatively voted by participants. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, we must have your proxy voting instructions by midnight, May 19, 2006.

Broker non-votes are not counted in determining the number of shares voted for or against any non-routine proposal and will not be counted as entitled to vote on the proposal. Accordingly, broker non-votes will not affect the outcome of any non-routine proposal. Ratification of the appointment of the independent registered accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal. Stockholder proposals opposed by management are considered non-routine matters.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all three nominees for director;

•	FOR the ratification of the company’s auditors; and

•	AGAINST the stockholder proposal to elect each director annually.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn’t reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $6,500 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the company.

As of the record date, there were 216,078,759 shares of common stock outstanding. This does not include 26,879,599 shares held in the company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

Stock Performance

The graph below compares five-year returns of the company’s common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 2000. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among RR Donnelley, S&P 500 Index and Peer Group*

*	Fiscal Year Ended December 31

	December 31,
	2000	2001	2002	2003	2004	2005
RR Donnelley	$100.00	$113.48	$86.41	$124.94	$151.08	$150.94
Standard & Poor’s 500	100.00	88.11	68.64	88.33	97.94	102.75
Peer Group	100.00	96.69	84.89	110.32	114.89	100.52

RR Donnelley provides print and related services, including document-based business process outsourcing, solutions in commercial printing, direct mail, financial printing, print fulfillment, forms and labels, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. Changes in the peer group from year to year result from companies being added to or deleted from the Value Line publishing group or newspaper group.

Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

Company	Stock Class

Banta Corporation

Bowne & Co. Inc.

Deluxe Corporation

Dow Jones & Company, Inc.

Gannett Co., Inc.

Hollinger International Inc.	A

John H. Harland Company

Journal Communications

Knight-Ridder, Inc.

Lee Enterprises, Inc.

McClatchy Newspapers, Inc.	A

McGraw-Hill, Inc.

Media General, Inc.	A

Meredith Corporation

News Corp Ltd

The New York Times Company	A

Playboy Enterprises, Inc.	B

Quebecor World Inc.

The Reader’s Digest Association, Inc.

Reuters Holdings PLC	ADR

Scholastic Corporation

The E.W. Scripps Company	A

Tribune Company

The Washington Post Company	B

John Wiley & Sons	A

Company Information

About the Continuing Directors

The information below describes the directors who are not standing for election whose terms continue to run after the meeting. Information on directors who are up for election this year is provided earlier under Proposal 1. In the following descriptions, director service includes service as a director of the company, Moore Wallace, Moore and Wallace Computer Services, Inc.

Directors of Class 1 – Terms expire in 2007

Mark A. Angelson

Chief executive officer of the company since February 27, 2004; chief executive officer of Moore Wallace from May 2003 to February 2004; chief executive officer of Moore from January 2003 to May 2003; lead independent director and non-executive chairman of the board of Moore from November 2001 through December 2002. Deputy chairman of Chancery Lane Capital LLC, a private equity investment firm, from December 1999 through January 2002. Various executive capacities at Big Flower Holdings, Inc., a printing, advertising and marketing services company, and its successor, Vertis Holdings, Inc., including as executive deputy chairman, from March 1996 until March 2001

Age: 55

Director since: 2001

Robert F. Cummings, Jr.

Retired from the Goldman Sachs Group, Inc., an investment bank, at the end of 2001 after more than 28 years with the firm. Currently managing director of GSC Partners, a private investment firm

Directorships: ATSI Holdings, Inc.; Precision Partners, Inc.; Viasystems Corporation

Age: 56

Director since: 2003

Oliver R. Sockwell

Former president and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997 (retired)

Directorships: Liz Claiborne, Inc.

Age: 62

Director since: 1997

Stephen M. Wolf

Chairman of board of directors of the company; chairman of Lehman Brothers Private Equity Advisory Board, July 2005 to present; managing partner of Alpilles, LLC, a private investment company, April 2003 to present; non-executive chairman of US Airways Group, Inc.*, an air carrier holding company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996 to 2002; chief executive officer of US Airways Group, Inc. and US Airways, Inc., 1996 to 1998 and 2001 to 2002; previously and from 1994, senior advisor in Lazard Frères & Co. LLC, an investment banking firm.

Directorships: Altria Group, Inc.

Age: 64

Director since: 1995

*	U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

Company Information

Directors of Class 2 – Terms expire in 2008

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992-1996

Directorships: Artistic Media Partners, Inc.; Market Tools, Inc.

Age: 61

Director since: 1995

Michael T. Riordan

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation

Directorships: Potlatch, Inc.

Age: 55

Director since: 1999

Bide L. Thomas	Former president of Commonwealth Edison Company, a producer, distributor and seller of electric energy, October 1987 to December 1992 (retired) Age: 70 Director since: 1987

In 2005, the board met nine times. Each director of the company during 2005 was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member during the period he or she served as a director.

Company Information

The Board’s Committees and Their Functions

The board has three standing committees, whose names and responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the company’s web site at www.rrdonnelley.com and a print copy is available upon request. Pursuant to the terms of the Combination Agreement, the Executive Committee of the board was disbanded in May 2005. The Finance Committee, which reviewed the company’s financial policies and made recommendations regarding the company’s financial condition and allocation of funds, including dividend payments, was also eliminated in May 2005 and the responsibilities of the Finance Committee were divided up among the other committees and the board. The Finance Committee met three times in 2005

Audit Committee — assists the board in its oversight of (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the company’s independent registered public accounting firm, (4) the performance of the company’s internal auditing department and the independent registered public accounting firm and (5) the company’s accounting and financial reporting principles and policies and internal controls and procedures. The committee selects, compensates, evaluates and, when appropriate, replaces the company’s independent registered public accounting firm. As required by the Audit Committee Charter (attached as Exhibit A), each member of the Audit Committee is independent of the company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The board has determined that each of John C. Pope, chairman of the committee during 2005, and Bide L. Thomas is an “audit committee financial expert” as such term is defined under the federal securities laws. The board has also determined that the simultaneous service by Mr. Pope on the audit committees of more than three public companies, including the company, does not impair his ability to serve on the company’s audit committee. The members of the Audit Committee are Messrs. Pope, Riordan, Schipper and Thomas. The committee met eleven times in 2005.

Corporate Responsibility & Governance Committee — (1) makes recommendations to the board regarding nominees for election to the board and recommend policies governing matters affecting the board, (2) develops and implements governance principles for the company and the board, (3) conducts the regular review of the performance of the board and its members and (4) oversees the company’s responsibilities to its employees and to the environment. As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the company as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The members of the Corporate Responsibility & Governance Committee are Ms. Hamilton and Messrs. Cummings, Sockwell and Wesley. The committee met four times in 2005.

Human Resources Committee — (1) establishes the company’s overall compensation strategy, (2) establishes the compensation of the company’s chief executive officer, other senior officers and key management employees and (3) makes recommendations regarding and approves amendments to and terminations of the company’s employee benefit plans. As required by its charter, each member of the Human Resources Committee is independent of the company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The members of the Human Resources Committee are Messrs. Cummings, Johnson, Riordan and Schipper. The committee met four times in 2005.

Po licy on Attendance at

Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All now current members of the board attended the company’s 2005 Annual Meeting in person.

Director Compensation

The company’s 2004 Performance Incentive Plan provides for an annual equity award to each non-employee director on the date of each annual meeting of stockholders of the company. The award may be in the form of stock options, restricted stock, stock units or stock appreciation rights, provided that the dollar value to a director of any award may not

Company Information

exceed three times the then current annual base cash retainer fee payable to non-employee directors. In determining the dollar value of an award, the board will use the fair market value of a share of the company’s common stock on the date of grant.

The board determined that, as of April 14, 2004, all non- employee director annual retainer and meeting fees would be paid in the form of restricted stock units (“RSUs”). The RSUs vest in two parts. The first one-third of the RSU award vests on the earlier of the third anniversary of the grant date and the date a director ceases to be a director of the company. The remaining two-thirds of the RSU award vests on the date the director ceases to be a director of the company. Each director has the option to defer the first one-third of the RSU award until the date the director ceases to be a director of the company. The company may elect to make payment in the form of shares of the company’s common stock or cash upon vesting. Each director will receive the following annual awards, as applicable:

•	an RSU grant, the fair market value of which is $180,000, as a base retainer for serving as a director;

•	an RSU grant, the fair market value of which is $120,000, for serving as the chairman of the board;

•	an RSU grant, the fair market value of which is $35,000, for serving as the chairman of the audit committee;

•	an RSU grant, the fair market value of which is $20,000, for serving as chairman of any other committee; and

•	an RSU grant, the fair market value of which is $20,000, for serving as a member of the audit committee other than the chairman.

Non-employee directors may also elect to participate in the company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the company.

To emphasize the importance of stock ownership by directors, the board has established stock ownership guidelines that require directors to acquire and hold over time company stock and restricted stock units having a market value equal to five times the cash value of the annual base retainer paid a director.

Under the former retirement plan for directors, which plan does not apply to directors first elected on or after January 1, 2000, each of the current directors who was active as of January 1, 1997 elected to either:

•	receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement); or

•	convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

In addition, non-employee directors who served on the board between January 1, 1997 and January 1, 2000 and who had less than ten years of service on the board received annual awards of phantom stock from 2000 through 2004. The phantom stock was credited as of January 1 each year, with the number of shares determined by dividing 35% of the director’s annual base cash retainer by the fair market value of a share of common stock. A final phantom stock award was made on January 1, 2004 with the number of shares awarded reflecting service on the board in 2004 for the two months prior to the acquisition of Moore Wallace.

As of January 2, 2000, the company ceased to have a retirement program for directors, although benefits previously accrued continue to be paid.

Corporate Governance

Principles of Corporate Governance

The board has adopted a set of Principles of Corporate Governance to provide guidelines for the company and the board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the board any changes to those principles. The principles were recently amended to (1) in the provision that mandates director retirement at age 70, replace an exception that applied to directors first appointed to the Board as a result of the Moore Wallace acquisition with an exception to that provision for all directors who reach the age of 70 prior to the 2007 Annual Meeting of Stockholders

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(with the amended exception only being applicable until the 2007 Annual Meeting of Stockholders) and (2) eliminate a provision that required a director who has served as a director for 12 years offer his or her resignation to the Corporate Responsibility & Governance Committee for consideration. Because of these changes to the principles, each director who reaches the age of 70 prior to the 2007 Annual Meeting of Stockholders will have to offer his or her resignation to the Corporate Responsibility & Governance Committee for consideration prior to the 2007 Annual Meeting of Stockholders.

The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the company. In addition, the company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The company encourages all employees, officers and directors to promptly report any violations of any of the company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the company intends to post such information on its web site. The full text of the Principles of Ethical Business Conduct is available through the Corporate Governance link on the Investors page of the company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request. A copy of our Code of Ethics has been filed with the SEC.

Independence of Directors

The company’s Principles of Corporate Governance provide that the board must be composed of a majority of independent directors. No director qualifies as independent unless the board affirmatively determines that the director has no material relationship with the company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company. The board has determined that all of the directors other than Mark A. Angelson, the chief executive officer of the company, are independent in accordance with the standards adopted by the board and listed below. The board also took into account any other relevant facts and circumstances. Generally, a director will not be independent if:

•	the director is or has been an employee of the company within the three years prior to the date of determination or has an immediate family member who is or has been an executive officer of the company within such three-year period;

•	the director has received or an immediate family member has received, during any twelve-month period within the three years prior to the date of determination, more than $100,000 in direct compensation from the company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director is, or has an immediate family member who is, a current partner of a firm that is the company’s internal or external auditor;

•	the director is a current employee of the company’s internal or external auditor;

•	the director has an immediate family member who is a current employee of the company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	the director was, or has an immediate family member who was, within the three years prior to the date of determination (but is no longer), a partner or employee of the company’s internal or external auditor and personally worked on the company’s audit within that time;

•	the director or an immediate family member is, or has been within the three years prior to the date of determination, employed as an executive officer of another company where any of the company’s present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the three fiscal years prior the date of determination, exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenues;

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•	the director or an immediate family member is, or has been within the three years prior the date of determination, a director or executive officer of another company that is indebted to the company, or to which the company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets; or

•	the director or an immediate family member is, or has been within the three years prior the date of determination, an officer, director or trustee of a charitable organization if the company’s annual charitable contributions to the organization exceeds or exceeded the greater of $1 million and 2% of such charitable organization’s gross revenue.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not company officers, and include directors, if any, who are not “independent.” Executive sessions are led by Stephen M. Wolf, the chairman of the board of directors of the company. An executive session is held in conjunction with each regularly scheduled board meeting. Each committee of the board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606) and otherwise in accordance with the procedures outlined under “Submitting Stockholder Proposals and Nominations for 2007 Annual Meeting.”

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management and members of the board. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the committee measures other criteria as it deems appropriate, including the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the board prior to and after the addition of the nominees.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The board has established procedures for stockholders and other interested parties to communicate with the board. A stockholder or other interested party may contact the board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the board by writing to their attention at the company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606. Stockholders must include the number of shares of the company’s common stock he or she holds and interested parties must detail his or her relationship with the company in any communication to the board. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the company or the company’s business or communications that relate to improper or irrelevant topics.

Company Information

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 1, 2006 by all directors and nominees, each of the persons named in the tables under “Executive Compensation” below, and the directors and executive officers as a group. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to May 1, 2006 and each listed executive officer’s restricted stock units that will vest on or prior to May 1, 2006 have been added to the total outstanding shares for such person’s calculation. The table also lists all institutions and individuals known to hold more than 5% of the company’s common stock, which information has been obtained from filings with the Securities and Exchange Commission as of March 1, 2006. The percentages shown are based on outstanding shares of common stock as of February 28, 2006.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)		Restricted Shares(2)	Restricted Stock Units(3)	Stock Options Exercisable Prior to 5/1/06	Total Shares(4)	Total Shares (including Director Restricted Stock Units)	% of Total Outstanding

Mark A. Angelson	262,435		0	0	822,119	1,084,554	1,084,554	*
Robert F. Cummings, Jr.	3,465		0	8,826	0	3,465	12,291	*
Judith H. Hamilton	9,139		0	9,806	29,814	38,953	48,759	*
Thomas S. Johnson	8,564		0	9,806	40,897	49,461	59,267	*
John C. Pope	15,603	(5)	0	13,617	0	15,603	29,220	*
Michael T. Riordan	10,822	(6)	0	9,146	0	10,822	19,968	*
Lionel H. Schipper, C.M.	20,655	(7)	0	9,806	6,300	26,955	36,761	*
Oliver R. Sockwell	3,000		0	8,826	21,814	24,814	33,640	*
Bide L. Thomas	6,779		0	9,806	26,021	32,800	42,606	*
Norman H. Wesley	3,000	(8)	0	8,826	6,873	9,873	18,699	*
Stephen M. Wolf	30,000		0	14,709	29,814	59,814	74,523	*

Dean E. Cherry	85,066	(9)	11,812	6,250	126,000	229,128	229,128	*
John R. Paloian	3,300	(10)	0	6,250	50,000	59,550	59,550	*
Thomas J. Quinlan	153,112	(11)	9,450	6,250	141,750	310,562	310,562	*
Glenn R. Richter	0		0	12,500	0	12,500	12,500	*
Theodore J. Theophilos	38,996	(12)	23,624	0	0	62,620	62,620	*
All directors and executive officers as a group	544,851		44,886	31,250	1,139,869	1,760,856	1,864,050	*
Capital Research and Management Company	22,401,300	(13)	0	0	0	22,401,300	22,401,300	10.4
Lord, Abbett & Co. LLC	13,015,234	(14)	0	0	0	13,015,234	13,015,234	6.0
Atlantic Investment Management, Inc.	10,811,400	(15)	0	0	0	10,811,400	10,811,400	5.0
*	Less than one percent.
[1]	Does not reflect phantom stock that outside directors may have elected to receive in lieu of deferred fees.
[2]	Subject to repurchase upon the occurrence of certain events, limits on sale or transfer and vesting.
[3]	Outside director restricted stock units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors. Includes only those executive officer restricted stock units that vest on or prior to May 1, 2006.
[4]	Does not include outside director restricted stock units because ownership of the units does not confer any right to ownership of the underlying shares.
[5]	Includes 14,028 shares held in trust pursuant to a deferred compensation plan.
[6]	Includes 5,324 shares held in trust pursuant to a deferred compensation plan.
[7]	Includes 15,750 shares held by Fallbrook Holdings Limited, as nominee for Hawk Hill Investments Limited, an entity wholly-owned by Mr. Schipper and the Lionel Schipper Family Trust (of which Mr. Schipper and his spouse are the trustees).
[8]	Does not include 375 shares owned by a family trust to which beneficial ownership is disclaimed.
[9]	Includes 76,228 shares owned directly, 3,294 shares held in Mr. Cherry’s 401(k) Plan account and indirect holdings of 5,544 shares held by Mr. Cherry as custodian for his children.
[10]	Includes 3,000 shares owned directly and 300 shares held in Mr. Paloian’s 401(k) Plan account.
[11]	Includes 148,909 shares owned directly and 4,203 shares held in Mr. Quinlan’s 401(k) Plan account.

Company Information

[12]	Includes 37,633 shares owned directly and 1,363 shares held under the Moore Wallace Employee Stock Purchase Plan.
[13]	Capital Research and Management Company is an investment advisor and is located at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by Capital Research and Management Company clients. Capital Research and Management Company has sole investment authority over all shares, sole voting authority over 2,815,000 shares, shared voting authority over no shares and no voting authority over 19,586,300 shares. This total amount includes 13,185,400 shares (6.1% of the total shares outstanding) held by The Income Fund of America, Inc., a client of Capital Research and Management Company, which has sole voting authority over such shares.
[14]	Lord, Abbett & Co. LLC is an investment advisor and is located at 90 Hudson Street, Jersey City, New Jersey 07302. This amount reflects the total shares held by Lord, Abbett & Co. LLC clients. Lord, Abbett & Co. LLC has sole investment and voting authority over all shares.
[15]	Atlantic Investment Management, Inc. is an investment advisor and is located at 666 Fifth Avenue, New York, New York 10103. This amount reflects the total shares held by Atlantic Investment Management, Inc. clients. Atlantic Investment Management, Inc. has sole investment and voting authority over all shares.

Company Information

Executive Compensation

The summary compensation table summarizes the compensation of the company’s chief executive officer and the five highest paid persons who were serving as executive officers at year end 2005, for up to three calendar years in which they served as executive officers. Compensation reflected in the below table and related footnotes includes compensation for fiscal 2004 paid by the company to Messrs. Angelson, Cherry, Quinlan and Theophilos following the February 27, 2004 acquisition of Moore Wallace and does not include prior compensation paid by Moore Wallace to such persons.

Summary Compensation Table

		ANNUAL COMPENSATION					LONG-TERM COMPENSATION
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock or Stock Unit Awards ($)(1)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Mark A. Angelson	2005	1,000,000	4,000,000		35,549	(2)	0	0	0	40,093	(3)
Chief Executive Officer	2004	833,333	3,000,000		112,742	(4)	9,845,600	1,000,000	0	177,150

Dean E. Cherry	2005	480,000	895,000		19,423	(5)	773,500	0	0	18,284	(6)
Group President, IPC	2004	400,000	720,000		57,945	(7)	0	0	0	75,378

John R. Paloian	2005	500,000	875,000		24,917	(8)	773,500	0	0	14,751	(9)
Group President, PRS	2004	384,058	700,000		13,324	(10)	0	100,000	0	3,929
			400,000	(11)

Thomas J. Quinlan	2005	480,000	895,000		33,956	(12)	773,500	0	0	20,115	(13)
Executive Vice President	2004	400,000	720,000		34,979	(14)	0	0	0	82,624

Glenn R. Richter	2005	500,000	875,000		25,058	(15)	1,583,500	0	0	9,538	(16)
Chief Financial Officer

Theodore J. Theophilos	2005	480,000	895,000		31,751	(17)	826,750	0	0	20,118	(18)
Group President, Corporate	2004	400,000	720,000		60,779	(19)	0	0	0	85,692
Strategic Initiatives
[1]	Represents the value of restricted stock units (RSUs) multiplied by the closing price on the date of grant as follows: Mr. Angelson – 310,000 RSUs at $31.76, each of Messrs. Cherry, Paloian and Quinlan – 25,000 RSUs at $30.94, Mr. Richter – 50,000 RSUs at $31.67 and Mr. Theophilos – 25,000 RSUs at $33.07. The RSUs vest in equal proportions over four years. See narrative to Detail Table 1: Restricted Common Stock and Restricted Stock Units.
[2]	Represents payments made by the company relating to financial planning of $12,185, tax payments made by the company relating to such financial planning payments of $7,939, tax payments made by the company relating to premiums paid by the company for group term life insurance of $10,994 and tax payments made by the company relating to premiums paid by the company for supplemental disability insurance of $4,431. During 2005, Mr. Angelson’s spouse occasionally accompanied him on business trips at no incremental cost to the company. Under applicable IRS regulations, the Company allocated $14,235 of income to Mr. Angelson in 2005 related to personal use of company aircraft. In accordance with his employment agreement, the company maintained in 2005 an apartment for Mr. Angelson that he used for business purposes.
[3]	Includes $13,267 interest credited to Mr. Angelson’s account with respect to his vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, a supplemental defined contribution plan under which further benefits were frozen as of January 1, 2005, $16,875 of premiums paid for group term life insurance, $6,801 of premiums paid for supplemental disability insurance and $3,150 of company match under the company’s 401(k) Savings Plan.
[4]	Represents benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $33,090, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $54,038 and tax payments made by the company relating to premiums paid by the company for group term life insurance of $10,929. During 2004, Mr. Angelson’s spouse occasionally accompanied him on business trips at no incremental cost to the company. Under applicable IRS regulations, the Company allocated $14,685 of income to Mr. Angelson in 2004 related to personal use of company aircraft. In accordance with his employment agreement, the company maintained in 2004 an apartment for Mr. Angelson that he used for business purposes.
[5]	Includes tax payments made by the company relating to premiums paid by the company for group term life insurance of $1,995, tax payments made by the company relating to premiums paid by the company for supplemental disability insurance of $628 and a $16,800 car allowance.
[6]	Includes $10,084 interest credited to Mr. Cherry’s account with respect to his vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $3,720 of premiums paid for group term life insurance, $1,195 of premiums paid for supplemental disability insurance, $3,150 of company match under the Moore Wallace 401(k) Savings Plan and $135 imputed taxable income with respect to group life insurance coverage in excess of $50,000.
[7]

Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $8,099, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $31,639, tax payments made by the company relating to

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premiums paid by the company for group term life insurance of $751, tax payments made by the company relating to relocation costs paid by the company of $1,249, a $14,000 car allowance and tax payments made by the company relating to Mr. Cherry’s car allowance of $2,207.

[8]	Includes tax payments made by the company relating to premiums paid by the company for group term life insurance of $7,224, tax payments made by the company relating to premiums paid by the company for supplemental disability insurance of $893 and a $16,800 car allowance.
[9]	Includes $10,170 of premiums paid for group term life insurance, $1,296 of premiums paid for supplemental disability insurance, $3,150 of company match under the company’s 401(k) Savings Plan and $135 imputed taxable income with respect to group life insurance coverage in excess of $50,000.
[10]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $724 and a $12,600 car allowance.
[11]	Represents a $400,000 one-time payment in connection with Mr. Paloian’s hire by the company.
[12]	Includes payments made by the company relating to financial planning of $5,910, tax payments made by the company relating such financial planning payments of $5,781, tax payments made by the company relating to premiums paid by the company for group term life insurance of $1,832, tax payments made by the company relating to premiums paid by the company for supplemental disability insurance of $3,633 and a $16,800 car allowance.
[13]	Includes $9,973 interest credited to Mr. Quinlan’s account with respect to his vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $2,290 of premiums paid for group term life insurance, $4,540 of premiums paid for supplemental disability insurance, $3,150 of company match under the Moore Wallace 401(k) Savings Plan and $162 imputed taxable income with respect to group life insurance coverage in excess of $50,000.
[14]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $5,532, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $10,920, tax payments made by the company relating to premiums paid by the company for group term life insurance of $1,166, a car allowance of $14,000 and tax payments made by the company relating to Mr. Quinlan’s car allowance of $3,361.
[15]	Includes payments made by the company relating to legal fees in connection with Mr. Richter’s employment of $5,000, tax payments made by the company relating to such legal fee payments of $3,628, tax payments made by the company relating to premiums paid by the company for group term life insurance of $1,351, tax payments made by the company relating to premiums paid by the company for supplemental disability insurance of $2,479 and a $12,600 car allowance.
[16]	Includes $2,570 of premiums paid for group term life insurance, $4,718 of premiums paid for supplemental disability insurance, $2,189 of company match under the company’s 401(k) Savings Plan and $61 imputed taxable income with respect to group life insurance coverage in excess of $50,000.
[17]	Includes payments made by the company relating to financial planning of $4,914, tax payments made by the company relating such financial planning payments of $3,219, tax payments made by the company relating to premiums paid by the company for group term life insurance of $3,149, tax payments made by the company relating to premiums paid by the company for supplemental disability insurance of $3,669 and a $16,800 car allowance.
[18]	Includes $4,874 interest credited to Mr. Theophilos’ account with respect to his vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $5,490 of premiums paid for group term life insurance, $6,397 of premiums paid for supplemental disability insurance, $3,150 of company match under the Moore Wallace 401(k) Savings Plan and $207 imputed taxable income with respect to group life insurance coverage in excess of $50,000.
[19]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $15,767, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $24,209, tax payments made by the company relating to premiums paid by the company for group term life insurance of $751, a $16,520 car allowance and tax payments made by the company relating to Mr. Theophilos’ car allowance of $3,532.

As of December 31, 2005, the named executives’ holdings of shares of restricted common stock and restricted stock units were valued as follows:

Detail Table 1: Restricted Common Stock and Restricted Stock Units

Name	Shares of Restricted Common Stock and Stock Units		Value ($)(1)

Mark A. Angelson	253,373	(2)	8,667,890
Dean E. Cherry	69,887	(3)	2,390,834
John R. Paloian	25,000	(4)	855,250
Thomas J. Quinlan	76,975	(5)	2,633,315
Glenn R. Richter	50,000	(6)	1,710,500
Theodore J. Theophilos	81,699	(7)	2,794,923
[1]	Value of restricted common stock and stock units as of December 31, 2005 is determined by multiplying the number of shares or units by the fair market value on December 31, 2005. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report ($34.21). See also narrative to Detail Table 4: Long-Term Incentive Awards in 2005 for information regarding incentive performance units awarded in 2004.
[2]	Includes restricted stock units accrued as dividends.
[3]	Consists of 11,812 shares of restricted common stock and 58,075 restricted stock units, 6,250 of which vested on March 23, 2006.
[4]	Consists of 25,000 restricted stock units, 6,250 of which vested on March 23, 2006.
[5]	Consists of 9,450 shares of restricted common stock and 67,525 restricted stock units, 6,250 of which vested on March 23, 2006.
[6]	Consists of 50,000 restricted stock units, 12,500 of which vested on April 1, 2006.
[7]	Consists of 23,624 shares of restricted common stock and 58,075 restricted stock units.

Company Information

Restricted stock generally vests in equal proportions over four years and the shares of restricted stock pay dividends at the same rate and time as company common stock. Other than Mr. Angelson’s restricted stock units, the restricted stock units generally vest in equal proportions over four years and have no dividend rights. Mr. Angelson’s restricted stock units vest pursuant to the terms of his employment agreement (see “Executive Agreements” below) and accrue dividends at the same rate and time as company common stock and are credited to him as additional restricted stock units as though they were reinvested in additional shares of common stock. All restricted stock units are payable in shares of common stock of the company upon vesting.

The following table details options to purchase common stock that were granted in 2005 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 2005

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($)	Expiration Date	Grant Date Present Value ($)

Mark A. Angelson	0	—	—	—	—
Dean E. Cherry	0	—	—	—	—
John R. Paloian	0	—	—	—	—
Thomas J. Quinlan	0	—	—	—	—
Glenn R. Richter	0	—	—	—	—
Theodore J. Theophilos	0	—	—	—	—

The following table reflects options exercised in 2005 and the value of options at December 31, 2005 held by the individuals named in the summary compensation table.

Detail Table 3: Options Exercised During 2005 and Year-End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/05 (#)	Value of Unexercised In-the-Money Options at 12/31/05 ($)(1)
			Exercisable/Unexercisable	Exercisable/Unexercisable

Mark A. Angelson	0	—	572,119/750,000	6,305,044/2,040,000
Dean E. Cherry	0	—	126,000/0	2,488,500/0
John R. Paloian	0	—	25,000/75,000	124,250/372,750
Thomas J. Quinlan	0	—	141,750/0	3,255,525/0
Glenn R. Richter	0	—	0/0	0/0
Theodore J. Theophilos	0	—	0/0	0/0
[1]	Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 2005. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report ($34.21).

The following table reflects the long-term incentive awards granted to the individuals named in the summary compensation table in 2005:

Detail Table 4: Long-Term Incentive Awards in 2005

	Number of Units (#)	Performance or Other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold (Units)	Target (Units)	Maximum (Units)	Value($)

Mark A. Angelson	0	—	—	—	—	—

Dean E. Cherry	0	—	—	—	—	—

John R. Paloian	0	—	—	—	—	—

Thomas J. Quinlan	0	—	—	—	—	—

Glenn R. Richter	0	—	—	—	—	—

Theodore J. Theophilos	0	—	—	—	—	—

Company Information

No long-term incentive awards were granted to the individuals named in the summary compensation table in 2005. In 2004, Mr. Angelson was granted 300,000 Performance Share Units (“PSUs”) and each of Messrs. Cherry, Paloian, Quinlan and Theophilos were granted 25,000 PSUs. 50% of the PSUs are earned for achieving specified business objectives of normalized earnings-per-share and 50% of the PSUs are earned for achieving specified business objectives of cost savings, each over a three-year performance period beginning February 27, 2004 and ending February 27, 2007 and March 31, 2007, respectively. Performance against each of the targets will be subject to separate payout calculations. In each case, the minimum target must be reached in order for the holder to be entitled to receive any PSUs. Each PSU is equivalent to one share of the company’s common stock on the date of grant. Up to 300% of the number of PSUs granted may be earned if performance exceeds specified target levels. After the performance period, the earned PSUs will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each PSU will be equal to the fair market value of one share of the company’s common stock on the payment date.

If the holder’s employment is terminated by the company without cause or by the holder for good reason (each as defined in the holder’s employment agreement), (1) the measurement date for purposes of calculating the payout under those PSUs that are linked to cost savings will be the date of termination and (2) the PSUs that are linked to normalized earnings per share targets will vest and be payable, if at all, on the same terms and conditions that would have applied had such holder’s employment not been terminated (i.e., performance measured on March 31, 2007). If the holder’s employment terminates by reason of death or disability, 50% of any unvested PSUs will vest and become payable, assuming the attainment of threshold performance or, if greater, based on actual performance through the date of death or determination of disability. In addition, pursuant to the terms of Mr. Angelson’s PSU award agreement, if Mr. Angelson’s employment terminates by reason of retirement, a pro-rated portion of PSUs held by Mr. Angelson will vest and be payable, if at all, on the same terms and conditions that would have applied had his employment not terminated (i.e., performance measured on the third anniversary of the date of grant). The pro-rated portion of Mr. Angelson’s PSUs shall be determined by multiplying the total number of PSUs by a fraction, the numerator of which is the total number of days between the date of grant and the date of Mr. Angelson’s termination by reason of retirement and the denominator of which is 1,096. If the holder’s employment is terminated by the company for cause or is terminated by the holder other than for good reason, death, disability or, in the case of Mr. Angelson only, retirement, any unvested PSUs shall be forfeited. In the event of a change in control (as defined in the company’s 2004 Performance Incentive Plan), all of the PSUs will vest and become payable with respect to the threshold number of number of PSUs granted (100%) or, if greater, based on actual performance through the acceleration date associated with the change in control (which, in the case of the PSUs that are linked to normalized earnings per share targets, will be reasonably determined based upon the company’s internal forecasts on the acceleration date through March 31, 2007).

Company Information

Retirement Benefits

Under the Retirement Benefit Plan of RR Donnelley & Sons Company, the Retirement Income Plan of Moore Wallace North America, Inc., the RR Donnelley & Sons Company Unfunded Supplemental Benefit Plan, and the Moore Wallace Unfunded Supplemental Retirement Income Plan (which we collectively refer to as the Retirement Plans), each year eligible employees accrue retirement benefits of 0.7% of covered compensation. Employees of RR Donnelley & Sons Company who met certain requirements and whose age and service points as of December 31, 2005 equaled 55 to 64 accrue an additional 0.25% of covered compensation and those with 65 or more points accrue an additional 0.50% of covered compensation. Compensation covered by these defined benefit Retirement Plans generally includes salary and annual cash bonus awards.

The U.S. government places limitations on pensions that can be accrued under federal income tax qualified plans. An employee’s pension amounts that exceed such limitations as well as benefits accrued under certain executives’ employment agreements discussed under “Executive Agreements” are paid under the RR Donnelley & Sons Company Unfunded Supplemental Benefit Plan or the Moore Wallace Unfunded Supplemental Retirement Income Plan to the extent such amounts would have been accrued under the pension plan. All employees who are eligible to participate in the company’s tax qualified pension plans are eligible for these supplemental payments to the extent applicable. In 2005, approximately 700 individuals received such supplemental payments.

Some participants have a pre-2005 cash balance or pension equity benefit with respect to which they can elect to receive a lump sum amount upon termination. New participants in the Retirement Plans will receive a career average plan benefit. Under the career average plan benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

Except as otherwise noted, the following table shows estimates of the annual benefits payable to the individuals named in the summary compensation table upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 2005 and additional annual benefits they may earn in the future, assuming they continue in the company’s employ to age 65 at current base pay plus incentives.

Retirement Benefits(1)

Name	Total Annual Benefits Accrued through 12/31/05 ($)		Estimated Annual Benefits 1/1/2006 through Age 65 ($)		Estimated Total Annual Benefits ($)

Mark A. Angelson	366,667	(2)	483,583	(3)	850,250
Dean E. Cherry	8,400		167,825		176,225
John R. Paloian	42,915	(2)	147,525		190,440
Thomas J. Quinlan	8,400		187,425		195,825
Glenn R. Richter	3,500		179,025		182,525
Theodore J. Theophilos	8,400		109,725		118,125
[1]	Includes benefits accrued under all RR Donnelley Retirement Plans, both funded and unfunded.
[2]	Includes cash balance benefits converted to age 65 annuity.
[3]	Includes retirement benefits accrued under Mr. Angelson’s employment agreement paid under the RR Donnelley Unfunded Supplemental Benefit Plan.

Company Information

Report on Compensation

The Human Resources Committee administers the company’s executive compensation program. The committee establishes the company’s overall compensation strategy to ensure that management is rewarded appropriately and that executive compensation supports the company’s objectives. In carrying out its responsibilities, the committee reviews and determines the compensation (including salary, bonus and other benefits) of the company’s chief executive officer, other senior officers and key management employees.

Executive Compensation Policy

The general objective of the executive compensation policies is to target a competitive level of compensation that will enable the company to secure the services of the talented executive officers necessary to achieve the company’s financial and strategic growth goals. Given these goals, the committee has designed a compensation program that is balanced between short-term and long-term compensation. The program is comprised primarily of base salary, annual cash incentive bonuses, equity-based awards under stock plans and other benefits under the company’s benefit plans and programs.

In setting the total compensation of executive officers, the committee considers the following:

•	company performance, both separately and compared to other companies;

•	business unit performance;

•	the individual performance and scope of responsibility of each executive officer;

•	the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; and

•	the recommendations of professional compensation consultants and management.

The company has employment agreements with all of its executive officers. These agreements set forth, among other things, minimum base salaries and bonus opportunities based upon a percentage of base salary. No executive officers were awarded increased salary in 2005. In setting salary and bonus amounts for two newly hired executive officers in 2005, the committee considered some or all of the factors described above. In general, the committee’s philosophy for executive compensation involves determining the individual elements of the total compensation package based on the desired mix of salary and at-risk components in both short- and long-term compensation. The committee believes that more than 50% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation should be linked to company performance.

Base Salary and Annual Incentives

In making compensation decisions, the committee takes into consideration the company’s overall performance measured primarily by the company delivering on its financial commitments to stockholders as well as the performance of the unit headed by the executive, the relationship of the executive’s salary to the salary range for the position and to the executive’s peers with comparable responsibilities, and other considerations the committee believes are appropriate under the circumstances. The committee periodically reviews the base salary of each executive officer and increases in compensation generally occur on a 12 to 24-month basis. Compensation increases are also considered as additional responsibilities are added to an executive’s role in the company.

In 2005, the salary and annual incentive levels of executive officers were either determined as part of the negotiation of new employment agreements or were reviewed in light of the factors described above. In determining the base salaries for newly hired officers, the committee considered the new hire’s job responsibilities, position accountabilities, any specialized skills and abilities and the compensation levels of the balance of the executive officers.

Annual cash incentives for executive officers that report directly to the chief executive officer are linked to company performance. If the corporate objective is not met, no annual incentive awards are paid. Annual cash incentives for all eligible employees, including for executive officers that do not report directly to the chief executive officer, are linked to company performance, business unit performance and individual attainment of three to four additional targeted objectives. Corporate performance was measured against targeted earnings per share and business unit performance was measured against earnings targets.

The target amounts of the annual cash incentives for all executive officers (other than the chief executive officer) ranged from 75% to 150% of base salary. In 2005, the company’s performance exceeded the threshold for payment and full target awards were

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paid to each executive officer. Based on the company’s exceptional performance and exceptional performance by executive officers, in each case in 2005, additional discretionary awards were paid to each executive officer amounting to 25% to 128% of base salary.

Equity-Based Awards

Long-term incentive program awards, stock options, restricted stock and restricted stock unit awards are intended closely to align executive pay with stockholder interests.

•	Long-term incentive program awards provide senior management with an incentive opportunity linked to multiple-year corporate financial performance and stockholder value. In 2004, certain awards made to executive officers were in the form of performance units. Each performance unit is equivalent in value to one share of the company’s common stock on the date of grant. Executives were awarded a number of units at the beginning of the three-year performance period. The performance units are earned based on achieving a threshold level of performance measured by cost savings targets (50%) and normalized earnings per share targets (50%). Up to 300% of the number of units granted may be earned if performance exceeds specified target levels (see narrative to Detail Table 4: Long-Term Incentive Awards in 2005). At the company’s election, the performance units are settled in cash or shares of common stock.

•	Stock options are granted at not less than the market price of the company’s common stock on the grant date, generally vest over a period of four years and generally expire after ten years. Stock options only have value if the company’s stock price appreciates after the options are granted. No executive officers (including the chief executive officer) received option grants in 2005.

•	Restricted stock units are equivalent in value to one share of the company’s common stock and are settled in stock upon vesting. Restricted stock units generally vest in equal proportions over four years. Restricted stock units do not generally entitle the recipient to voting or dividend rights until the units vest. Restricted stock and restricted stock unit awards are made periodically to provide additional retention incentives to critical members of the executive team. In 2005, restricted stock units were granted by the committee to one newly hired executive officer as part of the negotiation of his employment agreement and to the other executive officers (other than the chief executive officer) as additional incentive to remain employees of the company.

Deductibility of Executive Compensation

Tax laws limit the deduction a publicly held company is allowed for compensation paid to the company’s chief executive officer and its other four most highly-compensated executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

Mr. Angelson’s 2005 compensation was determined in connection with the negotiation of the combination agreement between the company and Moore Wallace. It was a condition to the consummation of the acquisition that Mr. Angelson be available to serve as chief executive officer of the combined company. In determining the compensation package for Mr. Angelson, the committee considered his then current compensation at Moore Wallace, the recommendation of independent compensation consultants, and the compensation programs in place for executives of the company. The committee awarded Mr. Angelson a bonus of $4 million based upon the bonus targets provided in Mr. Angelson’s employment contract, the company’s financial performance, the status of integration efforts and cost savings achieved as well as other factors and consideration of Mr. Angelson’s accomplishments during 2005. The committee believes that Mr. Angelson’s total compensation package (and particularly his equity-based awards awarded in 2004 pursuant to his employment agreement) is closely aligned to creating and sustaining stockholder value.

The Human Resources Committee

Thomas S. Johnson, Chairman

Robert F. Cummings

Michael T. Riordan

Lionel H. Schipper, C.M.

Company Information

Executive Agreements

The Angelson Agreement

In connection with the consummation of the combination of the company with Moore Wallace on February 27, 2004, Mark A. Angelson became chief executive officer of the company. Under the terms of an employment agreement between the company and Mr. Angelson, Mr. Angelson will receive a minimum annual base salary of $1,000,000, subject to annual review by the Human Resources Committee, and will be eligible to receive an annual bonus under the senior management annual incentive plan with a target bonus of 150% of his base salary. Mr. Angelson was guaranteed a minimum annual bonus for 2004 to be equal to at least twice his annual base salary (less any bonus amounts received by Mr. Angelson pursuant to any Moore Wallace bonus plan for any portion of 2004).

On February 27, 2004, Mr. Angelson was granted:

•	an option (the initial option) to purchase 1,000,000 shares of stock vesting in equal installments over four years;

•	310,000 restricted stock units along with dividend equivalent rights (the initial restricted stock units) vesting in 70,000 unit installments on the first, second and third anniversary after the date of grant and in 50,000 unit installments on the fourth and fifth anniversary after the date of grant; and

•	300,000 performance units (the initial performance units) in respect of stock.

The number of shares of stock payable with respect to 50% of the initial performance units is tied to the achievement of cost savings targets set forth in the employment agreement. The number of shares of common stock payable with respect to the other 50% of the initial performance units is tied to the achievement of normalized earnings per share targets set forth in the employment agreement. In each case, there is a minimum target that must be reached in order for Mr. Angelson to be entitled to receive any shares with respect to such initial performance units. Assuming that the minimum targets are achieved, Mr. Angelson will receive between one and three shares of stock for each initial performance unit, the precise number of shares to be determined by reference to the attainment, respectively, of the cost savings and normalized earnings per share targets set forth in the employment agreement. After the performance period, the earned performance units will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each earned performance unit will be equal to the fair market value of one share of the company’s common stock on the payment date. (See narrative to Detail Table 4: Long-Term Incentive Awards in 2005)

The employment agreement provides certain relocation benefits and further provides that Mr. Angelson will receive the same welfare and fringe benefits that were made available during 2003 to his predecessor as chief executive officer of the company. Mr. Angelson will also be entitled to receive, if he retires after completing at least five full years of continuous service, a retirement benefit to be paid to him annually during his lifetime commencing at age 60 (or, if later, at the date of termination of employment) equal to 25% of the average of the sums of his annual base salary plus annual bonus paid in the two calendar years out of the last five calendar years ended prior to the date of his retirement in which the sums of those items of compensation is the highest. The retirement benefit increases at a rate of 2% of such average annual cash compensation for each additional year of service beyond five years and is reduced by any amounts Mr. Angelson receives under the company’s retirement benefit plans. The retirement benefit will also be subject to actuarial reduction for commencement prior to age 62.5. If Mr. Angelson becomes entitled to this retirement benefit, he will also be entitled to receive the same medical benefits he would have received had he continued as the chief executive officer until he turns 65 or until he becomes eligible under another employer’s medical benefit plan, if earlier.

If the employment agreement is terminated by the company without cause or by Mr. Angelson for good reason, each as defined in the employment agreement, Mr. Angelson will be entitled to receive, among other things:

•	a lump sum cash payment equal to the sum of

–	two times the sum of (i) his annual base salary and (ii) the greater of his target annual bonus and actual annual bonus for the year immediately preceding his termination;

–	his target bonus for the year of termination prorated for the amount of service during the year of termination;

–	his annual base salary and other obligations that are accrued and owing through the date of his termination;

Company Information

•	continuation of participation in the company’s welfare benefit plans for two years; and

•	if such termination occurs prior to the fifth anniversary of the employment date, an annual retirement benefit, commencing at age 60, in an amount equal to 25% of his annual base salary and target bonus in effect on the date of his termination. Such benefit will be subject to reduction for commencement prior to age 62.5.

In addition, upon such termination by the company without cause or by Mr. Angelson for good reason: (i) all outstanding options will vest and become exercisable for a period of three years, or, if less, the remainder of their original terms on the date of termination, (ii) the initial restricted stock units will vest, (iii) the measurement date for purposes of calculating the payout under those initial performance units that are linked to cost savings will be the date of termination and (iv) the initial performance units that are linked to normalized earnings per share targets will vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Angelson’s employment not been terminated. The employment agreement also contains standard non-competition and non-solicitation covenants that survive during the term of the employment agreement and for a period of two years thereafter.

The employment agreement further provides for enhanced protections after a “change in control.” If Mr. Angelson’s employment is terminated by the company without cause or by Mr. Angelson for good reason within two years after a change in control, Mr. Angelson will be entitled to receive the same severance benefits listed above, except that the lump sum payment will be three times the sum of base salary and bonus (instead of two times) and the continuation of welfare benefits will be for three years (instead of two years) following termination of employment. In addition, upon a change in control (i) all outstanding options (including the initial option) and restricted stock units (including the initial restricted stock units) will vest in full, (ii) the measurement date for purposes of calculating the payout under the performance units that are linked to cost savings will be the date of the change in control (the actual cost savings achieved through such date) and (iii) the performance units that are linked to normalized earnings per share targets will vest and be payable, if at all, as reasonably determined based upon the company’s internal forecasts as to normalized earnings per share as of the date of the change in control. The initial options and all subsequent options will remain exercisable for a period of five years (or, if less, the remainder of their original term) following such termination of employment. The company is also obligated to make a gross-up payment to Mr. Angelson if he is subject to an excise tax under Section 4999 of the Code.

If Mr. Angelson retires after attaining age 60 and completing at least five years of service, he will receive his accrued salary and target bonus for the year of termination prorated for the amount of service during such year. He will also be entitled to additional vesting of his equity grants and he will be deemed to satisfy age and service requirements under any employee benefit plan, program or arrangement.

If Mr. Angelson’s employment terminates due to his death or disability, he (or his beneficiaries) will be entitled to his accrued salary and target bonus for that year prorated for the amount of service during such year, additional vesting of his equity grants, additional medical benefits, and, in the case of disability, 60% of his base salary (minus disability benefits provided by the company) until the end of the month when he becomes age 65, his retirement benefit and continued accrual of credited service for the purposes of the retirement benefit. Mr. Angelson will also be deemed to satisfy age and service requirements under any employee benefit plan, program or arrangement.

A rabbi trust has been put in place to hold any amounts payable to Mr. Angelson under the employment agreement in connection with termination of his employment with the company.

Other Executive Officer Agreements

The employment arrangements with the individuals named in the summary compensation table, other than Mr. Angelson whose arrangement is set forth above, provide for their participation in the company’s compensation and benefit programs that are available to all management employees. The executive officers are also eligible to participate in certain executive-only benefit plans. Each executive’s employment agreement also sets forth such executive’s salary and target bonus percentage.

In the event of termination by the company without cause or a termination by the executive officer for good reason, each as defined in the executive’s employment agreement, Messrs. Cherry, Paloian, Quinlan, Richter and Theophilos are entitled to all amounts then owing to them plus an amount equal to

Company Information

one and one-half times their annualized total compensation payable over the 18-month period following the date of termination, as well as a continuation of all benefits during such 18-month period. In addition, any outstanding stock options, grants, restricted stock awards or other equity grants, except for restricted stock units or incentive performance units, will vest 100% immediately as of the date of termination. In the event of a termination by the company without cause or a termination by the executive officer for good reason following a change of control of the company, each of Messrs. Cherry, Paloian, Quinlan and Theophilos is entitled to severance payments as detailed in their employment agreements. The company’s acquisition of Moore Wallace constituted a change of control under the terms of Messrs. Cherry, Quinlan and Theophilos’ employment agreements. In connection with any such terminations, Messrs. Cherry, Paloian, Quinlan and Theophilos are entitled to a continuation of all benefits. In addition, any outstanding stock options, grants, restricted stock awards or other equity grants, except for restricted stock units or incentive performance units, will vest 100% prior to the change of control of the company becoming effective (solely in the event that upon or in connection with such change of control of the company the named executive officer’s employment with the company is terminated by the company without cause or is terminated by the named executive officer for good reason). In the event of any termination, the incentive performance units held by such executive officers will vest as described in the narrative to Detail Table 4: Long-Term Incentive Awards in 2005 and any unvested restricted stock units will be forfeited. The executive officers are also entitled to receive gross-up payments in the event that an excise tax is imposed on certain payments pursuant to Section 4999 of the Internal Revenue Code or any interest and penalties are incurred with respect to such excise tax. In the case of all of the named executive officers (except Mr. Angelson, whose gross-up is not subject to this limitation), no gross-up will be paid if the amount of the payments subject to the excise tax could be reduced by an amount equal to up to 10% of the total amount of the payments and thereby avoid imposition of the excise tax. In that case, the total payments owed to the named executive officer will be reduced by the amount necessary to avoid the imposition of the excise tax.

Pursuant to the terms of his agreement, Mr. Paloian was granted 25,000 incentive performance units on March 25, 2004 and an option to purchase 100,000 shares of common stock of the company on March 28, 2004. Mr. Paloian’s employment agreement also provided for a one-time payment of $400,000 and a guaranteed minimum bonus of $525,000 with respect to 2004. Pursuant to the terms of his agreement, Mr. Richter was granted 50,000 restricted stock units on April 1, 2005.

Certain Transactions

The company does not have any direct or indirect material relationships or related transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the common stock of the company, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the company, or written representations from the reporting persons that no Form 5 was required, the company believes that during 2005 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that, due to administrative error (1) one report on Form 4 relating to the purchase of 1,000 shares of the company’s common stock was filed late for Mr. Paloian and (2) the report on Form 4 for each non-management director relating to the 2005 annual grant of restricted stock units as payment for the directors’ annual retainer and meeting fees was filed late.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2005. The committee has discussed with the company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting

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principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent registered public accounting firm its independence from management and the company. In considering the independence of the company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

During the course of the fiscal year ended December 31, 2005, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the company’s independent registered public accounting firm kept the committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the committee provided advice to management during this progress.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee

John C. Pope, Chairman

Michael T. Riordan

Lionel H. Schipper, C.M.

Bide L. Thomas

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the company’s independent registered public accounting firm for the years ended December 31, 2005 and 2004. Total fees paid to Deloitte for audit services rendered during 2005 and 2004 were $10,603,946 and $11,047,926, respectively.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2005 and 2004 were $1,606,918 and $568,705, respectively, related primarily to acquisition due diligence.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2005 and 2004 were $379,479 and $337,076, respectively, related primarily to international and domestic tax compliance and other tax integration services.

All Other Fees — Total fees paid to Deloitte for all other services rendered during 2005 and 2004 were $0 and $0, respectively.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all fees paid to, and all services performed by, the company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed a threshold established by the Audit Committee, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Company Information

Submitting Stockholder Proposals and Nominations for 2007 Annual Meeting

Any proposals that stockholders wish to present at the 2007 Annual Meeting must be received by December 15, 2006 in order to be considered for inclusion in the company’s proxy materials. The 2007 Annual Meeting is currently scheduled to be held on May 24, 2007. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal at the 2007 Annual Meeting, is required to give appropriate written notice to the Secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 111 South Wacker Drive, Chicago, Illinois 60606-4301.

Discretionary Voting of Proxies on Other Matters

The company’s management does not currently intend to bring any proposals to the 2006 Annual Meeting other than the election of four directors and ratification of the auditors and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Theodore J. Theophilos, Secretary

Chicago, Illinois, April 28, 2006

R. R. DONNELLEY & SONS COMPANY

Audit Committee Charter

(amended and restated through October 2005)

I.	Composition of the Audit Committee

The Audit Committee shall be comprised of at least three directors appointed by the Board of Directors, each of whom shall satisfy the independence and other applicable membership requirements under the rules of the New York Stock Exchange, Inc. and the U.S. Securities and Exchange Commission, as such requirements are interpreted by the Board of Directors in its business judgment.

II.	Purposes and Function of the Audit Committee

A. The purposes of the Audit Committee are:

—	To assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditor, (4) the performance of the Company’s internal auditing department and the independent auditor and (5) the Company’s accounting and financial reporting principles and policies and internal controls and procedures; and

—	To prepare the report of the Committee required to be included in the Company’s annual proxy statement.

B. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out audits, reviews (including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q) and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and all such members are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). Certain matters regarding the oversight of the Company’s compliance with legal and regulatory requirements may be delegated by the Board to other committees of the Board.

III.	Meetings of the Audit Committee

In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately, periodically following regularly scheduled in person meetings with management, the head of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Responsibility & Governance Committee and shall serve for such terms as the Board may determine, or until their earlier resignation, death or removal by the Board. The Board shall designate one member of the Audit Committee to serve as its chairperson. Notice of all meetings shall be given, and waiver thereof determined, pursuant to the provisions contained in the Company’s bylaws. The chairperson will preside, when present, at all meetings of the Audit Committee. The Audit Committee may meet by telephone or video conference and may take action by written consent. Each member of the Audit Committee shall have one vote. One-third of the members, but not less than two, shall constitute a quorum. The Audit Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Audit Committee members present at any meeting at which a quorum is present, or by the unanimous written consent of all of the Audit Committee members.

IV.	Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the following duties and powers:

A. With respect to the independent auditor,

(1) To be directly responsible for the appointment, retention, termination, compensation and oversight of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting);

(2) To oversee partner rotation as required by law and to consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the audit firm itself;

(3) To pre-approve the engagement of the independent auditors to provide any audit or non-audit services consistent with the limitations on such services prescribed by law (with the power to delegate the authority to pre-approve any engagement to the Chair of the Audit Committee);

(4) To review the fees charged by the independent auditors for audit and non-audit services;

(5) To obtain and review, at least annually, a report from the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

(6) To require that the independent auditors prepare and deliver annually a Statement as to Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s independent auditors and to take appropriate action in response to this Statement to satisfy itself of the independent auditors’ independence; and

(7) To instruct the independent auditors that the independent auditors are accountable to the Audit Committee and shall report directly to the Audit Committee.

B. With respect to the internal auditing department,

(1) To review the annual internal audit plan and the responsibilities, budget and staffing of the internal auditing department, including the appointment and replacement of the head of the internal auditing department;

(2) To advise the head of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of reports and, as appropriate, the entire report to management prepared by the internal auditing department and management’s response thereto; and

(3) To determine the policies for hiring within the Company’s internal auditing and finance departments any former employee of the Company’s independent audit firm.

C. With respect to financial reporting principles and policies and internal audit controls and procedures,

(1) To advise management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(2) To consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

(a) deficiencies noted in the audit in the design or operation of internal controls;

(b) consideration of fraud in a financial statement audit;

(c) detection of illegal acts;

(d) the independent auditor’s responsibility under generally accepted auditing standards;

(e) significant accounting policies;

(f) management judgments and accounting estimates;

(g) adjustments arising from the audit;

(h) the responsibility of the independent auditor for other information in documents containing audited financial statements;

(i) disagreements with management;

(j) consultation by management with other accountants;

(k) major issues discussed with management prior to retention of the independent auditor;

(l) difficulties encountered with management in performing the audit;

(m) the independent auditor’s judgments about the quality of the entity’s accounting principles; and

(n) reviews of interim financial information conducted by the independent auditor.

(3) To meet with management, the head of the internal auditing department and/or the independent auditors:

(a) to review the scope of the annual audit;

(b) to review the audited financial statements;

(c) to review any significant matters arising from any audit or report or communication referred to in items B 2. or C 2. above, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

(d) to review the form of opinion the independent auditors propose to render on the consolidated financial statements to the Board of Directors and shareholders;

(e) to review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(f) to review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(g) to review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company; and

(h) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks, it being understood that it is the job of management to assess and manage the Company’s exposure to risk and that the Committee’s responsibility is to discuss guidelines and policies by which risk assessment and management is undertaken.

(4) To obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(5) To review with the Company’s General Counsel the Company’s compliance policies and any significant legal matters that may have a material effect on the financial statements, including material notices to or inquiries received from governmental agencies; and

(6) To review with management risk management practices required for or implemented by the businesses, including risk management practices and plans in the event of the failure of information technology systems.

D. With respect to reporting and recommendations,

(1) To prepare any report, including any recommendation of the Audit Committee, required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statements;

(2) To meet to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors and to review the Company’s specific disclosures made in “Management’s Discussion and Analysis” prior to any filing of such statements with the U.S. Securities and Exchange Commission;

(3) To review the contents of press releases reflecting financial information and earnings guidance, and the disclosures to be included in any conference call with analysts or the public relating to earnings, as well as financial information and earnings guidance provided to analysts and rating agencies, it being understood that such review may, in the discretion of the Committee, be done generally (i.e., by reviewing the types of information to be disclosed and the type of presentation to be made) and that the Audit Committee need not review in advance each earnings release or each instance in which the Company gives earnings guidance;

(4) To review disclosures made by the principal executive officer and the principal financial officer in conjunction with their obligations to certify reports pursuant to the Sarbanes-Oxley Act of 2002; and

(5) To establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

E. With respect to the Audit Committee,

(1) To review this Charter at least annually and recommend any changes to the Board of Directors;

(2) To maintain minutes and records of, and report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and

(3) To review annually the performance of the Audit Committee.

V. Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

Annual Meeting Admission Ticket

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R.R. Donnelley & Sons Company

2006 Annual Meeting of Stockholders

Thursday, May 25, 2006 at 10:00 a.m. (local time)

Chicago Marriott O’Hare, Grand Ballroom, Salon 4

8535 West Higgins Road, Chicago, Illinois

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy/Voting Instruction Card	123456 C0123456789	12345

☐	Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+

A Election of Directors - The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:

	For	Withhold		For	Withhold
01 - Thomas S. Johnson	☐	☐	03 - Lionel H. Schipper, C.M.	☐	☐
02 - John C. Pope	☐	☐	04 - Norman H. Wesley	☐	☐

B Issues - The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposal 3.

	For	Against	Abstain
2. Ratification of the Company’s auditors.	☐	☐	☐	Mark this box with an X if you have made comments below.	☐
3. Stockholder proposal to elect each director annually.	☐	☐	☐
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

				Mark this box if you will attend the meeting.	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please mark, sign, date and promptly return this proxy card in the enclosed envelope. Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by authorized persons.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

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Admission Ticket

R.R. Donnelley & Sons Company

2006 Annual Meeting of Stockholders

Thursday, May 25, 2006 at 10:00 a.m. (local time)

Chicago Marriott O’Hare, Grand Ballroom, Salon 4

8535 West Higgins Road, Chicago, Illinois

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

This ticket admits the named stockholder(s) and one guest. Photocopies will not be accepted.

You may be asked for identification at the time of admission.

PLEASE DETACH ALONG PERFORATION AND RETURN THIS CARD IF VOTING BY MAIL.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 25, 2006

The undersigned hereby appoints Glenn R. Richter and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meetings of Stockholders of R.R. Donnelley & Sons Company to be held on May 25, 2006, at ten o’clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas S. Johnson, (02) John C. Pope, (03) Lionel H. Schipper, C.M. and (04) Norman H. Wesley.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposal 1, FOR Proposal 2, and AGAINST Proposal 3.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds, the Tax Credit Stock Ownership Plan and the RR Donnelley Employee Stock Purchase Plan.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Eastern Time, on May 25, 2006

THANK YOU FOR VOTING